ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE

Contact:  William R. Council, III
          Chief Executive Officer


                   ADVOCAT EXTENDS MATURITIES ON CERTAIN DEBT

FRANKLIN, Tenn. - (April 19, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it executed an agreement to extend the maturities of its working capital line of credit and other borrowings with its primary bank lender.

         Under terms of the agreement, the bank has agreed to extend the maturity dates of the indebtedness to January 29, 2006 and to temporarily forbear from exercising its remedies upon default subject to the terms and conditions set forth in the amendments. The interest rate on indebtedness other than the working capital line was revised to prime rate plus 1/2% up to a maximum of 7.5%, and the interest rate on the working capital line of credit remained unchanged at prime plus 1/2% up to a maximum of 9.5%.


         Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.


     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc